Exhibit 99.1

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	(513) 534-4153	May 28, 2010

Fifth Third Appoints William Isaac

Chairman of the Board of Directors

Former FDIC Chair to Serve as Non-Executive Chairman

Cincinnati – The Fifth Third Bancorp (NASDAQ: FITB) board of directors today announced that William Isaac has been elected to the board and named non-executive chairman of the board, effective immediately.

Mr. Isaac served as the chairman of the Federal Deposit Insurance Corporation (FDIC) during the financial crisis of the 1980s, and is credited with helping stabilize the banking industry during its most tumultuous period since the Great Depression. He assumes the role of chairman. Kevin T. Kabat continues to lead the Bank as president and CEO of the Company and James P. Hackett continues as lead director.

“Bringing Bill on board as non-executive chairman improves our already strong corporate governance practices and provides support to Kevin and his leadership team in the ever-changing financial landscape,” said Hackett. “Kevin and his team have done an excellent job leading the Company through a very challenging time. Thanks to this leadership, the Company is now well-positioned to be successful as the environment improves.”

“Bill brings a lifetime of experience to our board and to our Company,” said Kabat. “He not only has tremendous business acumen but he also has a deep understanding of the banking industry. His appointment to chairman will greatly benefit Fifth Third Bank.”

Mr. Isaac was appointed by President Carter to the board of directors of the FDIC in 1978 at the age of 34 – making him the youngest FDIC board member and later, the youngest FDIC chairman in history. He served as chairman from 1981 through 1985. While at the FDIC, Mr. Isaac also served as chairman of the Federal Financial Institutions Examination Council, and as a member of the Depository Institutions Deregulation Committee and the Vice President’s Task Force on Regulation of Financial Services. He was founder of the Secura Group, a leading Washington D.C.-based consulting firm which provided regulatory counseling, risk management services, and strategic studies for financial institutions, law firms and governments. He now serves as chairman of LECG’s Global Financial Services, which acquired Secura in 2007.

Mr. Isaac is a native of Bryan, Ohio and has strong ties to Southwestern Ohio. He received a bachelor’s degree in Business Administration from Miami University in Oxford, and his Doctorate of Law (summa cum laude) from The Ohio State University. He received an honorary Doctor of Laws degree (LL.D) from Miami University in 1984.

“I am enthusiastic about this opportunity,” said Mr. Isaac. “I am quite familiar with the Company and know its importance to Ohio and the Midwest, and I have a lot of confidence in Kevin and the management team as well as in Jim. My priority will be to add value and further accelerate all the good work that’s been done thus far.”

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Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $113 billion in assets, operates 16 affiliates with 1,309 full-service Banking Centers, including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,359 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2009, had $187 billion in assets under care, of which it manages $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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